Exhibit 10.2

DELTA AIR LINES, INC. 2012 LONG-TERM INCENTIVE PROGRAM
AWARD AGREEMENT

Date of this Agreement:
Grant Date:
[Name]

This Award Agreement, including Appendix A hereto (the “Agreement”) describes some of the terms of your award (the “Award”) under the Delta Air Lines, Inc. 2012 Long-Term Incentive Program (which is subject to the Delta Air Lines, Inc. 2007 Performance Compensation Plan (the “2007 Performance Plan”)) (the “2012 LTIP”). Your Award is subject to the terms of the 2012 LTIP and this Agreement. Capitalized terms that are used but not otherwise defined in this Agreement have the meaning set forth in the 2012 LTIP. In order for this Award to remain effective, you must accept the Award in accordance with Section 9 below on or before the date that is 30 calendar days after the date of this Agreement (the “Acceptance Date”). If you do not accept the Award as required, the Award and this Agreement will become void and of no further effect as of 5:00 pm Eastern Time on the Acceptance Date.

1.    Summary of Award. Your Award will include Restricted Stock, a Performance Award and a Nonqualified Stock Option (the “Option”) as described below. Terms applicable to your Award, including the lapsing of the Restrictions on your Restricted Stock, the vesting and form of payment, if any, of your Performance Award and the forfeitability of your Award, are included in the 2012 LTIP. Terms applicable to the exercisability and forfeitability of your Option are included in Appendix A to this Agreement.

(a)    Restricted Stock. You are hereby awarded, on the Grant Date above (the “Grant Date”), Restricted Stock for [NUMBER] shares of Delta Common Stock, par value $0.0001 per share.

(b)    Performance Award. You are hereby awarded, on the Grant Date, a Performance Award in a dollar amount equal to $[AMOUNT] at the target level.

(c)    Non-Qualified Stock Option. You are hereby awarded, on the Grant Date, an Option exercisable for [NUMBER] of shares of Delta Common Stock. The exercise price of the Option will be the closing price of a share of Common Stock on the New York Stock Exchange on the Grant Date.

2.    Restrictive Covenants. In exchange for the Award, you hereby agree as follows:

(a)    Trade Secrets. You hereby acknowledge that during the term of your employment with Delta Air Lines, Inc., its subsidiaries and affiliates (“Delta”), you have acquired and will continue to acquire knowledge of secret, confidential and proprietary information regarding Delta and its business that fits within the definition of “trade secrets” under the law of the State of Georgia, including, without limitation, information regarding

Delta's present and future operations, its financial operations, marketing plans and strategies, alliance agreements and relationships, its compensation and incentive programs for employees, and the business methods used by Delta and its employees, and other information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (each, a “Trade Secret”). You hereby agree that for so long as such information remains a Trade Secret as defined by Georgia law, you will hold in a fiduciary capacity for the benefit of Delta and shall not directly or indirectly make use of, on your own behalf or on behalf of others, any Trade Secret, or transmit, reveal or disclose any Trade Secret to any person, concern or entity. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets.

(b)    Confidential or Proprietary Information. You further agree that you will hold in a fiduciary capacity for the benefit of Delta, and, during the term of your employment with Delta and for the two year period after such employment terminates, shall not directly or indirectly use or disclose, any Confidential or Proprietary Information, as defined hereinafter, that you acquire (whether or not developed or compiled by you and whether or not you were authorized to have access to such Confidential or Proprietary Information) during the term of, in the course of, or as a result of your employment by Delta. Subject to the provisions set forth below, the term “Confidential or Proprietary Information” as used in this Agreement means the following secret, confidential and proprietary information of Delta not otherwise included in the definition of Trade Secret: all marketing, alliance, advertising and sales plans and strategies; all pricing information; all financial, advertising and product development plans and strategies; all compensation and incentive programs for employees; all alliance agreements, plans and processes; all plans, strategies, and agreements related to the sale of assets; all third party provider agreements, relationships, and strategies; all business methods and processes used by Delta and its employees; all personally identifiable information regarding Delta employees, contractors, and applicants; and all lists of actual or potential customers or suppliers maintained by Delta. The term “Confidential or Proprietary Information” does not include information that has become generally available to the public by the act of one who has the right to disclose such information. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting confidential or proprietary information.

(c)    Employee Non-Solicitation Agreement. During the term of your employment with Delta and during the one-year period following the termination of such employment, you will not directly or indirectly (on your own behalf or on behalf of any other person, company, partnership, corporation or other entity), employ or solicit for employment any individual who is a management or professional employee of Delta for employment with any entity or person other than Delta or solicit, encourage or induce any such person to terminate their employment with Delta. The restrictions set forth in this Section shall be limited to those Delta management or professional employees who: (i) were employed by Delta during your employment in a supervisory or administrative job; and (ii) with whom you had material professional contact during your employment with Delta.

(d)    Non-Competition Agreement. You acknowledge that Delta competes in a worldwide passenger air travel market, and Delta's business plan is increasingly international in scope.  You also acknowledge that although Delta's business plan focuses on international air travel as a growing and important component, domestic air travel service will continue to be critical to Delta's success and will remain a primary focus of its overall air travel business.  You acknowledge that the airlines listed below are particular competitors to Delta in the domestic or international market, and employment or consulting with any of the listed carriers would create more harm to Delta than relative to your possible employment or consulting with other air passenger carriers or air cargo carriers.  You agree that the restrictions placed on you under this paragraph will not prevent you from earning a livelihood, given the large number of worldwide and domestic passenger and cargo air carriers not included in the list below. During the term of your employment with Delta and for the one-year period following the termination of such employment, you will not on your own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, provide the same or substantially similar services, as an employee, consultant, partner, or in any other capacity, to any of the following entities, which you hereby acknowledge are all competitors of Delta: AMR Corporation, American Airlines, Inc., Continental Airlines, Inc., Southwest Airlines Co., United Air Lines, Inc., United Continental Holdings, Inc., US Airways Group, Inc., US Airways, Inc., JetBlue Airways Corporation, AirTran Holdings, LLC, or AirTran Airways, Inc. (individually and collectively, the “Competitor”). This restriction shall only apply to the extent that you may not provide services to the Competitor: (a) while working within a fifty (50) mile radius of the city limits of Atlanta, Georgia; or (b) while working out of or within a fifty (50) mile radius of the corporate headquarters or a major hub operation of the Competitor.

(e)    Return of Property. You hereby agree that all property belonging to Delta, including records, files, memoranda, reports, personnel information (including benefit files, training records, customer lists, operating procedure manuals, safety manuals, financial statements, price lists and the like), relating to the business of Delta, with which you come in contact in the course of your employment (hereinafter “Delta's Materials”) shall, as between the parties hereto, remain the sole property of Delta. You hereby warrant that you shall promptly return all originals and copies of Delta's Materials to Delta at the time your employment terminates.

(f)    Cooperation. You hereby agree that you shall, both during and after your employment with Delta, to the extent requested in writing and reasonable under the circumstances, cooperate with and serve in any capacity requested by Delta in any pending or future litigation in which Delta has an interest, and regarding which you, by virtue of your employment with Delta, have knowledge or information relevant to the litigation.

(g)    Clawback. If you are an officer of Delta at or above the Vice President level, you hereby agree that if the Committee determines that you have engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of Delta's financial statements filed with the Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by you, including, without limitation, your Award, with respect to fiscal periods materially affected by the restatement and may recover from you all such incentive compensation to the extent the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to Delta under applicable law, including, disciplinary action up to and including termination of employment.

3.    Dispute Resolution.

(a)    Arbitration. You hereby agree that except as expressly set forth below, all disputes and any claims arising out of or under or relating to the Award or this Agreement, including without limitation any dispute or controversy as to the validity, interpretation, construction, application, performance, breach or enforcement of this Agreement, shall be submitted for, and settled by, mandatory, final and binding arbitration in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association. Unless an alternative locale is otherwise agreed in writing by the parties to this Agreement, the arbitration shall be conducted in the City of Wilmington, Delaware. The arbitrator will apply Delaware law to the merits of any dispute or claim without reference to rules of conflicts of law. Any award rendered by the arbitrator shall provide the full remedies available to the parties under the applicable law and shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. You hereby consent to the personal jurisdiction of the state and federal courts in the State of Delaware, with venue in Wilmington, for any action or proceeding arising from or relating to any arbitration under this Agreement. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys' fees and expenses incurred in connection with the arbitration. However, Delta will pay all fees associated with the American Arbitration Association and the arbitrator. All parties must initial here for this Section 3 to be effective:

_________________ [NAME]

_________________ Delta Air Lines, Inc.-Robert L. Kight-Vice President-Global HR Services & Labor Relations

(b)    Injunctive Relief in Aid of Arbitration; Forum Selection. You hereby acknowledge and agree that the provisions contained in Section 2 of this Agreement are reasonably necessary to protect the legitimate business interests of Delta, and that any breach of any of these provisions will result in immediate and irreparable injury to Delta for which monetary damages will not be an adequate remedy. You further acknowledge that if any such provision is breached or threatened to be breached, Delta will be entitled to seek a temporary restraining order, preliminary injunction or other equitable relief in aid of arbitration in any court of competent jurisdiction without the necessity of posting a bond, restraining you from continuing to commit any violation of the covenants, and you hereby irrevocably consent to the jurisdiction of the state and federal courts of the State of Delaware, with venue in Wilmington, which shall have jurisdiction to hear and determine any claim for a temporary restraining order, preliminary injunction or other equitable relief brought against you by Delta in aid of arbitration.

(c)    Consequences of Breach. Furthermore, you acknowledge that, in partial consideration for the Award described in the 2012 LTIP and this Agreement, Delta is requiring that you agree to and comply with the terms of Section 2 and you hereby agree that without limiting any of the foregoing, should you violate any of the covenants included in Section 2 above, you will not be entitled to and shall not receive any Awards under the 2012 LTIP and this Agreement and any outstanding Awards will be forfeited.

(d)    Tolling. You further agree that in the event the enforceability of any of the restrictions as set forth in Section 2 of this Agreement are challenged and you are not preliminarily or otherwise enjoined from breaching such restriction(s) pending a final determination of the issues, then, if an arbitrator finds that the challenged restriction(s) is enforceable, the time period set forth in such Section shall be deemed tolled upon the filing of the arbitration or action seeking injunctive or other equitable relief in aid of arbitration, whichever is first in time, until the dispute is finally resolved and all periods of appeal have expired.

(e)    Governing Law. Unless governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws of that State.

(f)    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, YOU HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF, UNDER, IN CONNECTION WITH, OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS INCLUDES, WITHOUT LIMITATION, ANY DISPUTE CONCERNING ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN), OR ACTION OF DELTA OR YOU, OR ANY EXERCISE BY DELTA OR YOU OF OUR RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR IN ANY WAY RELATING TO THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR DELTA TO ISSUE AND ACCEPT THIS AGREEMENT.

4.    Validity; Severability. In the event that one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions in this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

5.    Authority of the Committee. You acknowledge and agree that the Committee has the sole and complete authority and discretion to construe and interpret the terms of the 2012 LTIP and this Agreement. All determinations of the Committee shall be final and binding for all purposes and upon all persons, including, without limitation, you and Delta, and your heirs and successors. The Committee shall be under no obligation to construe this Agreement or treat the Award in a manner consistent with the treatment provided with respect to other Awards or Participants.
6.        Amendment. This Agreement may not be amended or modified except by written agreement signed by you and Delta; provided, however, you acknowledge and agree that Delta may unilaterally amend the clawback provision set forth in Section 2(g) of this Agreement to the extent required to be in compliance with any applicable law or regulation or Delta's internal clawback policy, as it may be amended from time to time.
7.    Acknowledgement. By signing this Agreement: (a) you acknowledge that you have had a full and adequate opportunity to read this Agreement and you agree with every term and provision herein, including without limitation, the terms of Sections 2, 3, 4, 5 and 6; (b) you acknowledge that you have received and had a full and adequate opportunity to read the 2012 LTIP; (c) you agree, on behalf of yourself and on behalf of any designated beneficiary and your heirs, executors, administrators and personal representatives, to all of the terms and conditions contained in this Agreement and the 2012 LTIP; and (d) you consent to receive all material regarding any awards under the 2012 LTIP, including any prospectuses, electronically with an e‑mail notification to your work e‑mail address.
8.     Entire Agreement. This Agreement, together with the 2012 LTIP (the terms of which are made a part of this Agreement and are incorporated into this Agreement by reference), constitute the entire agreement between you and Delta with respect to the Award.

9.    Acceptance of this Award. If you agree to all of the terms of this Agreement and would like to accept this Award, you must sign and date the Agreement where indicated below and, if you do not accept the Award electronically, return an original signed version of this Agreement to Mary Steele, either by hand or by mail to Department 936, P.O. Box 20706, Atlanta, Georgia 30320, as set forth on page 1 of this Agreement. If you have any questions regarding how to accept your Award, please contact Ms. Steele at (404) 715-6333. Delta hereby acknowledges and agrees that its legal obligation to make the Award to you shall become effective when you sign this Agreement.

10.    Electronic Signature. All references to signatures and delivery of documents in this Agreement can be satisfied by procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the 2012 LTIP.

You and Delta, each intending to be bound legally, agree to the matters set forth above by signing this Agreement, all as of the date set forth below.

DELTA AIR LINES, INC.

By:
Name: Robert L. Kight Title: Vice President-Global HR Services & Labor Relations

PARTICIPANT

[NAME]
Date:

APPENDIX A
The terms of this Appendix A shall apply to the Option Award set forth in the Agreement to which this Appendix is attached. Capitalized terms that are used but not otherwise defined in the Agreement have the meaning set forth in the 2012 LTIP and the 2007 Performance Plan.

OPTION
1.    Exercise Period/Performance Measures. Subject to the terms of the 2007 Performance Plan, the 2012 LTIP and the Agreement, including this Section of Appendix A, an Option shall:

(a)     vest and become exercisable with respect to one-third of the Shares on each of the following dates (each an “Option Installment Vesting Date”):

(i)
The date the Committee certifies that the Company's actual performance results meet or exceed Threshold level with respect to at least two of the three performance measures applicable to the Performance Awards under the Delta Air Lines, Inc. 2011 Long-Term Incentive Program (the “2011 LTIP”) as of the end of the performance period ending December 31, 2012, which performance measures are set forth in Section 4(b)(iii) of the 2011 LTIP (the “First Option Installment”);

(ii)
The date the Committee certifies that the Company's actual performance results meet or exceed Threshold level with respect to at least two of the three performance measures applicable to the Performance Awards as of the end of the Performance Period under the 2012 LTIP, which performance measures are set forth in Section 4(b)(iii) of the 2012 LTIP (the “Second Option Installment”); and

(iii)	February 1, 2015; provided that the performance criteria set forth in Section 1(a)(ii) above have been satisfied (the “Third Option Installment”)[1]; and

(b)    be exercisable through and including the day immediately preceding the tenth anniversary of the Grant Date (the “Expiration Date”).

Any Option Installment that does not vest and become exercisable as described above shall be immediately forfeited.

2.        Change in Exercisability and Exercise Period upon Termination of Employment. The exercisability of the Option and the exercise period set forth in Section 1 above is subject to the following terms and conditions:

(a)    Without Cause or For Good Reason. Upon a Participant's Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), the Pro Rata Option Portion of any Option Installment that is not exercisable at the time of such Termination of Employment (i) will vest and become exercisable, if applicable, under Section 1(a) above in the same manner and to the same extent as if the Participant's employment had continued and (ii) the entire then exercisable portion of the Option, as applicable, shall be exercisable
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1The number of Shares subject to each Option Installment will be equal to the total number of Shares subject to the Option Award divided by three; provided that if this formula results in any fractional Share allocation to any Option Installment, the number of Shares in the First Option Installment, and, if necessary, the Second Option Installment, will be increased, so that only full Shares are covered by each Option Installment. For example, if an Option Award covers 1,000 Shares, the Option will become exercisable with respect to 334 Shares under the First Option Installment, and 333 Shares under each of the Second and Third Option Installments.

during the period: (A) beginning on the applicable Option Installment Vesting Date and (B) ending on the earlier of (1) the third anniversary of such Termination of Employment or (2) the Expiration Date. Upon a Participant's Termination of Employment by the Company without Cause or by the Participant for Good Reason, any portion of the Option that is not exercisable at the time of such Termination of Employment, other than the Pro Rata Option Portion, shall be immediately forfeited.

“Pro Rata Option Portion” means, with respect to any Option Installment that is not exercisable at the time of a Participant's Termination of Employment, the number of Shares covered by such Option Installment multiplied by a fraction (i) the numerator of which is the number of calendar months from the Grant Date to the date of such Termination of Employment, rounded up for any partial month and (ii) the denominator of which is twelve (12) for the First Option Installment, twenty-four (24) for the Second Option Installment, and thirty-six (36) for the Third Option Installment.2
(b)    Voluntary Resignation. Upon a Participant's Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement): (i) any portion of the Option that is not exercisable at the time of such Termination of Employment shall be immediately forfeited and (ii) any portion of the Option that is exercisable at the time of such Termination of Employment shall remain exercisable until the earlier of (A) 90 days after such Termination of Employment or (B) the Expiration Date.
(c)    Retirement. Subject to Section 2(f) below, upon a Participant's Termination of Employment by reason of Retirement, the Pro Rata Option Portion of any Option Installment that is not exercisable at the time of such Termination of Employment (i) will vest and become exercisable, if applicable, under Section 1(a) in the same manner and to the same extent as if the Participant's employment had continued and (ii) the entire then exercisable portion of the Option shall be exercisable during the period: (A) beginning on the date of such Termination of Employment and (B) ending on the earlier of (1) the third anniversary of such Termination of Employment or (2) the Expiration Date. Pro Rata Option Portion has the meaning set forth in Section 2(a) above. Upon the Participant's Termination of Employment by reason of Retirement, any portion of the Option that is not exercisable at the time of such termination, other than the Pro Rata Option Portion, shall be immediately forfeited.

(d)     Death or Disability. Upon a Participant's Termination of Employment due to death or Disability, any Option Installment that is not exercisable at the time of such Termination of Employment shall vest and become exercisable and the then exercisable portion of the Option shall be exercisable during the period: (i) beginning on the date of such Termination of Employment and (ii) ending on the earlier of (A) the third anniversary of such Termination of Employment or (B) the Expiration Date.

(e)     For Cause. Upon a Participant's Termination of Employment by the Company for Cause, any unexercised portion of the Option shall be immediately forfeited, including any portion that was then exercisable.
(f)    Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is, or would be, terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the Agreement rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered as a retiree for purposes of any other
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2 If this formula results in any fractional Share, the Pro Rata Option Portion will be rounded up to the nearest whole Share.

program, plan or policy of the Company, for purposes of the Agreement, the Participant's employment shall be considered to have been terminated by the Company for Cause.
(g)    Change in Control. Notwithstanding the foregoing and subject to Section 5 of the 2012 LTIP, upon a Participant's Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control but prior to the second anniversary of such Change in Control, any Option Installment that is not exercisable at the time of such Termination of Employment shall vest and become exercisable, and the entire then exercisable portion of the Option shall be exercisable during the period (i) beginning on the date of such Termination of Employment and (ii) ending on the earlier of (A) the third anniversary of such Termination of Employment or (B) the Expiration Date.